hopTo Announces Approximately $3.4 Million in Private Financing

Proceeds to be Used to Support Disruptive Mobile Productivity Solutions

CAMPBELL, Calif., January 8, 2014 - hopTo Inc. (OTCQB/OTCBB: HPTO), a provider of powerful and disruptive mobile productivity solutions, today announced that it has sold to institutional investors approximately $3.4 million of its common stock in a private placement. hopTo entered into securities purchase agreements with the investors pursuant to which it sold an aggregate of approximately 11,300,000 shares of its common stock and warrants to purchase approximately 5,650,000 additional shares of common stock. The shares and warrants were sold as units for a purchase price of $.30 per unit, each unit consisting of one share of common stock and a warrant to purchase 0.5 shares of common stock. The warrants are exercisable six months after the issuance date at an exercise price equal to $0.40 per share, and will expire five years from the issuance date.

Eldad Eilam, President and Chief Executive Officer of hopTo, said, "We are pleased to have completed this raise. This funding will accelerate hopTo’s continued development, marketing, and monetization of our revolutionary hopTo platform. We appreciate the support of both new and existing investors."

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements. As part of the transaction, the Company has agreed to file a resale registration statement on Form S-1 with the Securities and Exchange Commission within 30 days of the closing for purposes of registering the resale of the shares of common stock and shares underlying the warrants issued in the private placement.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About hopTo Inc.

Founded in its current form in 2012, hopTo Inc. is an innovator of a unique mobile productivity workspace application. hopTo delivers a mobile experience that changes the way you work and live — empowering you to fully embrace a mobile lifestyle – without any compromises or boundaries. Search, Access, Aggregate, Create, Edit and Share your content from your mobile device, efficiently and effectively, by leveraging the power of your own “personal cloud.” The company is based in Campbell, CA.

For more information on hopTo, please visit: hopTo.com or facebook.com/hopTo. hopTo is available for free on the Apple App Store: appstore.com/hopto.

FORWARD LOOKING STATEMENTS: This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements include statements regarding future growth and the expected impact of our products on the marketplace. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: the success of our new products depends on a number of factors including market acceptance and our ability to manage the risks associated with new product introduction and developing and marketing new versions of the product; and other factors, including those set forth under Item 1A, “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2012, and in other documents we have filed with the SEC.

Investor Relations: Genesis Select Corp. Kim Rogers 303-415-0200 krogersc@genesisselect.com Media: Troy Mickle press@hopto.com 408-688-2674 x5086